DISTRIBUTION AGREEMENT


           DISTRIBUTION AGREEMENT, made as of the ___th day of _____________, 199__, between CYPRESSTREE SENIOR FLOATING RATE FUND, INC., a Maryland corporation (the "Fund"), and CYPRESSTREE FUNDS DISTRIBUTORS, INC., a Delaware corporation ("Distributor").

                                W I T N E S E T H

           WHEREAS, the Fund is a closed-end management investment company, registered as such with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act");

           WHEREAS, the Fund's Board of Directors ("the Board") has authorized the continuous offering of the Fund's shares;

           WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 and has the facilities to distribute the shares of common stock of the Fund;

           WHEREAS, the Fund and Distributor desire to enter into a distribution agreement with respect to the shares of the Fund;

                     NOW, THEREFORE, the parties agree as follows:

1.         APPOINTMENT OF DISTRIBUTOR

                     Distributor will act as the distributor for the sale of shares of the Fund. The terms "shares of the Fund" or "shares" as used in this Distribution Agreement means shares of common stock issued by the Fund.

2.         AGENCY RELATIONSHIP

                     In the sale of shares of the Fund, Distributor will act as agent of the Fund except in any transaction in which Distributor sells such shares as a dealer to the public, in which event Distributor will act as principal for its own account.

3.         SALE OF FUND SHARES

                     The Fund will sell shares only through Distributor except that the Fund may at any time:

a. Sell shares of the Fund to investors pursuant to applications received and accepted by the Fund or its transfer agent.


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b.         Issue shares to any corporation, association, trust, partnership, or other organization, or its, or their, security holders, beneficiaries, or members, in connection with a merger, consolidation, or reorganization to which the Fund is a party, or in connection with the acquisition of all or substantially all the property and assets of such corporation, association, trust, partnership, or other organization;

c. Issue shares at net asset value to the Fund's shareholders in connection with the reinvestment of dividends and other distributions paid by the Fund;

d. Issue shares of the Fund at net asset value to Directors, officers, and employees of the Fund, its investment manager, any principal underwriter of the Fund, and their affiliates, including any trust, pension, profit-sharing, or other benefit plan established for such persons, registered representatives and other employees of dealers having Dealer Agreements with Distributor and with respect to all such persons listed, their respective spouse, siblings, parents and children, and to other persons as permitted by applicable rules adopted by the Securities and Exchange Commission (the "Commission") under the 1940 Act, as in effect from time to time and as described in the Fund's current effective Prospectus relating to the Fund which is part of the Fund's Registration Statement in effect under the Securities Act of 1933, as amended (the "1933 Act"), at the time of offer or sale (the "Prospectus");

e. Issue shares of the Fund at net asset value to the sponsor organization, custodian or depository of a periodic or single payment plan, or similar plan for the purchase of shares of the Fund, purchasing for such plan;

f. Issue shares of the Fund in the course of any other transaction specifically provided for in the Fund's Prospectus, or on the written consent of Distributor; or

4.         BEST EFFORTS

                     Distributor will devote its best efforts to the sale of shares of the Fund. It is contemplated that Distributor will enter into sales or servicing agreements with securities brokers and dealers, financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms, and in so doing will act only on its own behalf as principal.

5.         QUALIFICATION OF DEALERS

                     In its sales to dealers, Distributor will use its best efforts to determine that those dealers are appropriately qualified to transact business in securities under applicable laws, rules and regulations promulgated by the national, state, local or other governmental or quasi-governmental authorities that have jurisdiction in a particular instance.

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6.         OFFERING PRICE

                     The applicable public offering price of the shares of the Fund will be the price that is equal to the net asset value per share plus such sales charge, if any, as may be provided for in the Prospectus. Net asset value per share will be determined for the Fund in the manner and at the time or times set forth in and subject to the provisions of the Prospectus. On each business day on which the New York Stock Exchange is open for business, the Fund will furnish Distributor with the net asset value of the Shares of each available series and class, which shall be determined in accordance with the then-effective prospectus.

7.         ACCEPTANCE OF ORDERS

                     Distributor will accept all orders for shares received by Distributor, unless rejected by Distributor or the Fund, immediately on receipt and will confirm those sales at an offering price determined in accordance with the provisions of the Prospectus and the 1940 Act, and applicable rules in effect under the 1940 Act. Distributor will not hold orders subject to acceptance nor otherwise delay their execution. In conformance with the rules of the NASD, Distributor will not accept conditional orders. The provisions of this paragraph will not be construed to restrict the right of the Fund to withhold shares of the Fund from sale under paragraph 14 of this Distribution Agreement.

8.         ISSUANCE OF SHARES

                     The Fund or its transfer agent will be promptly advised of all orders received, and will cause shares of the Fund to be issued on payment received in accordance with policies established by the Fund and Distributor.

9.         COMPLIANCE WITH LAW

                     Distributor will adopt and follow procedures as approved by the officers of the Fund for the confirmation of sales to dealers, the collection of amounts payable by dealers on sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the NASD and the 1940 Act, as those requirements may from time to time exist.

10.        REGISTRATION AS CLOSED-END INVESTMENT COMPANY

                     The Fund agrees to use its best efforts to maintain its registration as a closed-end management investment company under the 1940 Act.

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11.        REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

a. The Fund agrees to use its best efforts to maintain an effective Registration Statement under the 1933 Act, and warrants that the Prospectus included in that Registration Statement will contain all statements required by and will conform with the requirements of the 1933 Act and the rules and regulations under the 1933 Act, and that no part of any prospectus, at the time the Registration Statement of which it is a part is declared effective, will contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Prospectus, or necessary to make the statements in the Prospectus not misleading.

b. Distributor agrees and warrants that it will not in the sale of shares of the Fund use any prospectus, advertising or sales literature not approved by the Fund or its officers nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading.

c. The Fund will furnish to Distributor such information with respect to each series and class of the Fund's shares, in such form and signed by such of the Fund's officers as Distributor may reasonably request, and the Fund warrants that the statements therein contained, when so signed, will be true and correct. The Fund will also furnish Distributor with such information and will take such action as Distributor may reasonably request in order to qualify shares for sale to the public under the Blue Sky Laws of jurisdictions in which Distributor may wish to offer them. The Fund will furnish Distributor with annual audited financial statements of the Fund's books and accounts certified by independent public accountants, with semi-annual financial statements prepared by the Fund, with registration statements and, from time to time, with such additional information regarding the Fund's financial condition as Distributor may reasonably request.

d. Other than the Fund's currently effective prospectus, Distributor will not issue any sales material or statements except literature or advertising that conforms to applicable requirements of Federal and State securities laws and regulations and that have been filed, where necessary, with the appropriate regulatory authorities. Distributor will furnish the Fund with copies of all such materials prior to their use and no such material shall be published if the Fund shall reasonably and promptly object. Distributor shall comply with the applicable Federal and State laws and regulations where the Fund's shares are offered for sale and conduct its affairs with the Fund and with dealers, brokers or investors in accordance with the Rules of Fair Practice of the NASD.

e. Distributor agrees to indemnify and hold the Fund harmless from any and all loss, expense, damage and liability resulting from a breach by Distributor of the

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           agreements and warranties in this paragraph, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of shares not approved by the Fund and its officers.

12.        PROSPECTUS PRINTING EXPENSES

                     The expense of each printing of each Prospectus and each revision of the Prospectus or addition to the Prospectus deemed necessary by the Fund's officers to meet the requirements of applicable laws will be divided between the Fund, Distributor and any other principal underwriter of the shares of the Fund as they may from time to time agree.

13.        QUALIFICATION OF SHARES

                     To the extent required by law, the Fund agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the shares of the Fund for sale under the securities laws of such states as Distributor and the Fund may approve. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification will be borne by the Fund, but Distributor will furnish such information and other materials relating to its affairs and activities as may be required by the Fund or its counsel in connection with qualification.

14.        REJECTION OF ORDERS

                     The Fund and Distributor acknowledge that each has the right to reject any order for the purchase of shares for any reason. In addition, the Fund may withhold shares from sale in any state or country temporarily or permanently if, in the opinion of its counsel, the offer or sale would be contrary to law or if the Board of Directors or the President or any Vice President of the Fund determines that the offer or sale is not in the best interest of the Fund. The Fund will give prompt notice to Distributor of any withholding and will indemnify it against any loss suffered by Distributor as a result of withholding by reasons of non-delivery of Fund shares after a good faith confirmation by Distributor of sales of shares of the Fund before receipt of notice of withholding.

15.        TERMINATION

a. This Distribution Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund or by a vote of a majority of the outstanding voting securities of the Fund on thirty (30) days' written notice to Distributor, or by Distributor on like notice to the Fund.


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b.         This Distribution Agreement may be terminated by either party upon five (5) days' written notice to the other party in the event that the Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the shares of the Fund.

c. This Distribution Agreement also may be terminated by the Fund without penalty payable by the Fund upon five (5) days' written notice to Distributor, should the NASD expel Distributor or suspend its membership in that organization.

16.        NOTIFICATION OF PROCEEDINGS

                     Distributor will inform the Fund promptly of the institution of any proceedings against it by the Commission, the NASD or any state regulatory authority.

17.        ASSIGNMENT

                     This Agreement will terminate automatically in the event of its assignment. The term "assignment" has the meaning given that term in the 1940 Act.

18.        LIMITATION OF LIABILITY

                     No provision of this Distribution Agreement will protect or purport to protect Distributor against any liability to the Fund or holders of shares of the Fund for which Distributor would otherwise be liable by reason of willful misfeasance, bad faith or negligence.

19.        TERM

                     Unless sooner terminated in accordance with the provisions of paragraphs 15 or 17 of this Distribution Agreement, this Distribution Agreement will continue in effect for two years from the date of execution and from year to year thereafter, but only so long as its continuance is specifically approved at least annually by (i) vote of a majority of the Directors of the Fund who are not interested persons of the Fund and who are not parties to this Agreement or interested persons of any such party as defined by the 1940 Act, cast in person at a meeting called for the purpose of voting on such approval and (ii) either the Board of Directors of the Fund or a vote of a majority, as defined by the 1940 Act, of the outstanding shares of the Fund.



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                     IN WITNESS WHEREOF, the parties to this Distribution
Agreement have caused this instrument to be executed by their duly authorized officers as of the date first written above.


                                          CYPRESSTREE SENIOR FLOATING RATE
                                          FUND, INC.




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                                          By:




                                          CYPRESSTREE FUNDS DISTRIBUTORS, INC.







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                                          By: